Exhibit 10.4.1

Loan No. ML0936T1

PROMISSORY NOTE AND SUPPLEMENT

THIS PROMISSORY NOTE AND SUPPLEMENT to the Master Loan Agreement dated as of May 1, 2002 (as amended or restated from time to time, the “MLA”) is entered into as of May 1, 2002, between TECON WATER COMPANY, L.P. (the “Company”) and CoBANK, ACB (“CoBank”).

SECTION 1. The Term Loan Commitment. On the terms and conditions set forth in the MLA and this Promissory Note and Supplement, CoBank agrees to make a loan (the “Loan”) to the Company in the principal amount of $15,400,000 (the “Commitment”). Under the Commitment, amounts borrowed and later repaid may not be reborrowed.

SECTION 2. Purpose. The purpose of the Commitment is to: (A) refinance the Company’s indebtedness to: (A) Bank One, NA; (B) W.C. Hankins; (C) Gary W. Hanning, Robin Hanning and the Gary W. Hanning Trust; (D) Associates Utility Company; (E) William E. Dark and Wanda M. Dark; (F) Ronald L. Payne; and (G) Highsaw Water Corporation (collectively, the “Existing Lenders”; and (B) finance general needs of the Company, and the Company agrees to use the proceeds of the Loan for those purposes.

SECTION 3. Term. The term of the Commitment shall be from the date hereof up to and including May 1, 2002, or such later date as CoBank may, in its sole discretion, authorize in writing.

SECTION 4. Availability. Notwithstanding Section 2.02 of the MLA and provided that all conditions precedent set forth herein and in the MLA shall have been satisfied, the Loan shall: (1) be made upon the receipt by CoBank of a written request therefor in the form attached hereto as Exhibit A signed by an authorized officer of the Company; and (2) be made directly to the “Title Company” (as hereinafter defined) pursuant to the “Closing Agreement” (as hereinafter defined).

SECTION 5. Interest. The Company agrees to pay interest on the unpaid principal balance of the Loan at 7.37% per annum. Interest shall be calculated on the actual number of days the Loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month.

SECTION 6. Fees. In consideration of the Commitment, the Company agrees to pay to CoBank on the date hereof, a loan origination fee in the amount of $77,000 less the amount paid to CoBank on account of the Commitment pursuant to that certain letter agreement dated as of December 21, 2001, between the Company and CoBank.

SECTION 7. Promissory Note. The Company promises to repay the Loan in 240 consecutive, monthly installments in the amount of 64,166.66, payable on the 20th day of each month, with the first such installment due on May 20, 2002; provided, however, that in the case of the last payment, such payment shall be in an amount equal to the then outstanding principal balance of the Loan. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the Loans at the times and in accordance with the provisions set forth above and to pay any interest breakage surcharges as provided herein. Notwithstanding the foregoing, if any date on which principal and interest are due is not a “Business Day” (as defined in the MLA), then such payment shall be due and payable on the next Business Day and, during such period, interest shall continue to accrue on the principal amount thereof.

SECTION 8. Security. The Company’s obligations hereunder and, to the extent related hereto, the MLA shall be secured as provided in Section 2.04 of the MLA.

SECTION 9. Prepayment. The Company may, on one CoBank Business Day’s prior written notice, prepay the Loan in whole or in part together with accrued interest on the amount prepaid to the date of payment and a surcharge equal to the present value of the sum of: (1) the difference, if (a) is larger than (b), between: (a) the rate estimated by CoBank in accordance with its standard methodology to be its all-in cost to fund the Loan; minus (b) the rate estimated by CoBank on the date of the prepayment (in accordance with its then standard methodology) to be its all-in cost to fund a new loan having a weighted average life equal to the weighted average life of the balance of the Loan being prepaid; plus (2) an amount equal to a yield of 1.5% on the amount being prepaid, calculated on a per annum basis through the final maturity of the Loan. In calculating the surcharge, the discount rate shall be the rate determined in accordance with (l)(b) above. All partial prepayments shall be applied to principal installments in the inverse order of their maturity.

SECTION 10. Conditions Precedent. In addition to the conditions precedent set forth in the MLA, CoBank’s obligation to make the initial loan hereunder is subject to the condition precedent that CoBank, the Company and Republic Title of Texas, Inc. (the “Title Company”) shall have entered into a closing or escrow agreement (the “Closing Agreement”) in form and content acceptable to CoBank prescribing conditions under which the proceeds of the Loan will be released or returned to CoBank. At a minimum, such conditions shall be designed to ensure CoBank that upon disbursement of the funds by the Title Company: (1) all assets of the Company will be free and clear of all Liens (other than Liens in favor of CoBank); and (2) all claims held by the Existing Lenders will be discharged.

IN WITNESS WHEREOF, the parties have caused this Promissory Note and Supplement to the MLA to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		TECON WATER COMPANY, L.P.
By: Texas Water Services Group, LLC,
Its General Partner

By:	/s/ [ILLEGIBLE]	By:	/s/ J. G. Boyles
J. G. Boyles
Title:	Vice President	Title:	President